Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

THIRD QUARTER 2011 RESULTS

Irvine, California – October 26, 2011 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its third quarter and nine months ended October 1, 2011. The company noted the following highlights regarding its third quarter results:

•	$125.6 million in net sales;

•	$118.6 million in new orders;

•	Net income of $10.5 million, or $0.27 per diluted share, when calculated according to generally accepted accounting principles (GAAP);

•	Net income of $11.7 million, or $0.30 per diluted share, when calculated on a non-GAAP basis excluding certain expenses related primarily to recent acquisition and financing activities; and

•	Generated $30.0 million of net cash from operating activities.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “We continued to deliver solid financial performance in the third quarter despite a reduction in sales to semiconductor equipment customers resulting from the slowdown in that industry. Our third quarter gross margin remained strong at 44.4%, which allowed us to maintain a year-to-date gross margin of 45.1%, in line with our target of 45%. In addition, we produced strong cash from operating activities again this quarter. This, together with the successful completion of our senior secured credit facility, enabled us to close our acquisition of Ophir Optronics on October 4, 2011, while retaining sufficient cash to repay our $126.8 million of convertible notes when they become due in February of 2012, and to continue to pursue our strategic agenda.”

Sales and Orders

Sales in the third quarter of 2011 were $125.6 million, an increase of 0.3% compared with the $125.2 million recorded in the third quarter of 2010. Sales for the first nine months of 2011 were $384.1 million, a 10.7% increase over the $346.9 million recorded in the first nine months of 2010. The company’s sales in the current year periods included $4.9 million of sales of High Q Technologies GmbH, which Newport acquired on July 29, 2011.

New orders received in the third quarter of 2011 were $118.6 million, a decrease of 8.4% compared with the $129.5 million received in the third quarter of 2010. Orders for the first nine months of 2011 were $392.0 million, an increase of 3.2% compared with the $379.7 million in orders received in the first nine months of 2010.

The company’s sales and orders by end market in the third quarter and first nine months of 2011 were as follows:

(In thousands, except percentages, unaudited)	Three Months Ended		Nine Months Ended		Percentage Change vs. Prior Year Period
					Third	Nine
	October 1,	October 2,	October 1,	October 2,	Quarter	Months
	2011	2010 ¹	2011	2010 ¹	2011	2011
Sales by End Market

Scientific research, aerospace and defense/security	$41,976	$38,272	$123,228	$118,059	9.7%	4.4%
Microelectronics	33,671	44,161	119,414	109,301	-23.8%	9.3%
Life and health sciences	30,749	24,122	81,840	68,272	27.5%	19.9%
Industrial manufacturing and other	19,202	18,632	59,659	51,305	3.1%	16.3%

Total	$125,598	$125,187	$384,141	$346,937	0.3%	10.7%

Orders by End Market

Scientific research, aerospace and defense/security	$44,346	$38,597	$127,679	$113,851	14.9%	12.1%
Microelectronics	29,326	43,703	127,852	134,782	-32.9%	-5.1%
Life and health sciences	26,572	27,516	78,774	77,605	-3.4%	1.5%
Industrial manufacturing and other	18,361	19,669	57,719	53,449	-6.7%	8.0%

Total	$118,605	$129,485	$392,024	$379,687	-8.4%	3.2%

Notes:

[1]	Certain prior period amounts have been reclassified to conform to the current period presentation.

The company noted the following points regarding its third quarter sales and orders results:

•

The company recorded sales increases compared with the third quarter of 2010 in all of its target end markets except Microelectronics. Sales to this market declined significantly compared with the prior year period, due primarily to a decline in sales to the company’s semiconductor equipment customers, which are experiencing reduced demand for their products due to an industry-wide slowdown. The company’s sales to Life and Health Sciences customers increased significantly year-over-year, driven primarily by the addition of sales of High Q Technologies.

•

Orders were lower in the third quarter of 2011 compared with the third quarter of 2010. All-time record quarterly orders from customers in the company’s Scientific Research end market partially offset reductions in its other end markets, particularly the Microelectronics market.

Operating Income

Newport reported operating income of $14.2 million in the third quarter of 2011, compared with operating income of $15.8 million in the third quarter of 2010. The company noted that the decline was due primarily to operating expenses related to acquisitions and severance payments that were not incurred in the prior year period, and to higher operating expenses in the third quarter of 2011 related to its global expansion initiative.

Operating income for the first nine months of 2011 was $47.9 million, an increase of 39.0% over the $34.5 million recorded in the first nine months of 2010. The improvement was driven primarily by the higher gross profit in the current year period, which was due primarily to the higher sales level. The company noted that it generated this increase in operating income despite incurring $3.2 million of acquisition-related costs and severance payments that were not included in the comparable period of 2010.

Net Income

Newport reported net income in the third quarter of 2011 of $10.5 million, or $0.27 per diluted share, when calculated in accordance with GAAP, compared with net income of $12.6 million, or $0.34 per diluted share, in the third quarter of 2010. On a non-GAAP basis, excluding certain expenses related to acquisitions, a commitment fee for an interim revolving line of credit and severance payments, the company would have recorded net income in the third quarter of 2011 of $11.7 million, or $0.30 per diluted share. On a non-GAAP basis, excluding a foreign currency loss and a gain relating to the sale of a business, the company would have recorded net income in the third quarter of 2010 of $12.8 million, and its earnings per diluted share would have been unchanged.

The company’s net income for the first nine months of 2011 calculated in accordance with GAAP was $45.2 million, or $1.17 per share, compared with $25.9 million, or $0.69 per diluted share, in the first nine months of 2010. On a non-GAAP basis, excluding a non-recurring currency translation adjustment, certain acquisition-related expenses, a divestiture related gain, a commitment fee for an interim revolving line of credit and severance payments, the company would have recorded net income in the first nine months of 2011 of $40.8 million, or $1.05 per diluted share. On a non-GAAP basis, excluding a foreign currency loss and a net loss relating to the sale of a business, the company would have recorded net income in the first nine months of 2010 of $26.9 million, or $0.72 per diluted share.

Management considers the expenses and gains excluded from the company’s non-GAAP financial information to be outside of its core business results, and believes that the supplemental presentation of such non-GAAP financial information helps to provide a more meaningful comparison of its financial results between periods. A reconciliation of the company’s net income and net income per diluted share calculated in accordance with GAAP, and on a non-GAAP basis as described above, is provided following the statements of income included in this release.

Recently Completed Acquisitions and Financing Activities

On October 4, 2011, the company completed its acquisition of Ophir Optronics Ltd., a global leader in precision infrared optics, photonics instrumentation and three-dimensional non-contact measurement equipment headquartered in Jerusalem, Israel. Ophir’s fourth quarter operating results from and after that date will be included in Newport’s consolidated financial results for the fourth quarter of 2011.

On the same date, the company also closed a $250 million senior secured credit facility to provide funding for the acquisition of Ophir, the future repayment of the $126.8 million of subordinated convertible notes due in February 2012, and for general corporate purposes. The company borrowed the $185 million term loan portion of the facility at closing, and has a $65 million revolving credit facility available for future capital needs.

Financial Outlook

Commenting on the company’s outlook, Mr. Phillippy said, “Our results for the third quarter and first nine months of 2011 demonstrate Newport’s solid operational and financial foundation. We are excited about taking the next step in our strategy with the addition of High Q and Ophir, which significantly expands our served market opportunities and global reach. We remain confident that both Ophir and High Q will be accretive to Newport’s financial results in the fourth quarter of 2011 and beyond.”

Based on its current financial outlook, including the addition of High Q Technologies and Ophir Optronics, the company expects its sales in the fourth quarter of 2011 to be in the range of $160 million to $165 million, which would result in record sales of $544 million to $549 million for the full year of 2011. The company noted that if Ophir and High Q had been combined with Newport for all of 2011, Newport’s expected full year 2011 sales would have been in the range of $650 million to $655 million.

Mr. Phillippy concluded, “The addition of Ophir and High Q expands our business significantly, while reducing the proportion of our revenue that is subject to the cyclicality of the semiconductor equipment industry. Although market conditions in that industry have slowed, we are confident that the revenue from these acquisitions, combined with our organic growth initiatives, will more than offset the effects of this slowdown, enabling us to deliver year-over-year sales growth in 2012.”

A reconciliation of Newport’s pro forma expected sales for 2011 to Newport’s GAAP expected sales for the year is provided following the statements of income included in this release.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems, precision automation and three-dimensional non-contact measurement equipment, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, October 26, 2011, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the third quarter and first nine months of 2011 and its outlook for the fourth quarter and full year of 2011. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 888-713-3592 within the U.S. and Canada or 913-312-1483 from abroad.

The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time today and continue through 8:00 p.m. Eastern time on Wednesday, November 2, 2011. The replay passcode is 1245687.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the availability of Newport’s revolving credit facility, the expected impact on Newport’s financial results of the High Q Technologies and Ophir Optronics acquisitions, including sales and earnings accretion, Newport’s expected sales in the fourth quarter and full year of 2011, and Newport’s expectation of year-over-year sales growth in 2012. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, Newport’s ability to achieve expected benefits from the integration of Ophir Optronics and High Q Technologies; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Form 10-K for the year ended January 1, 2011 and in Ophir’s Annual Report filed with the Israeli Securities Authority for the year ended December 31, 2010. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
(In thousands, except per share amounts)	2011	2010	2011	2010
Net sales	$125,598	$125,187	$384,141	$346,937
Cost of sales	69,815	71,452	210,810	200,471

Gross profit	55,783	53,735	173,331	146,466
Selling, general and administrative expenses	30,417	28,030	93,629	83,247
Research and development expense	11,152	9,894	31,785	28,755

Operating income	14,214	15,811	47,917	34,464
Foreign currency translation gain (loss) from dissolution of subsidiary	—	(554)	7,198	(554)
Interest and other expense, net	(2,348)	(2,414)	(6,377)	(6,256)

Income before income taxes	11,866	12,843	48,738	27,654
Income tax provision	1,364	239	3,555	1,717

Net income	$10,502	$12,604	$45,183	$25,937

Net income per share:
Basic	$0.28	$0.34	$1.21	$0.71
Diluted	$0.27	$0.34	$1.17	$0.69
Shares used in the computation of net income per share:
Basic	37,543	36,722	37,342	36,594
Diluted	38,571	37,579	38,732	37,529
Other operating data:
New orders received during the period	$118,605	$129,485	$392,024	$379,687
Backlog at the end of period scheduled to ship within 12 months			$152,377	$131,955

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net income:
Net income - GAAP	$10,502	$12,604	$45,183	$25,937
Foreign currency translation (gain) loss from dissolution of subsidiary	—	554	(7,198)	554
Acquisition-related costs	759	—	3,098	—
Commitment fee for interim revolving line of credit	500	—	500	—
Severance costs	125	—	125	—
Loss (gain) related to sale of businesses	—	(357)	(619)	454
Income tax (provision) benefit on non-GAAP adjustments	(191)	7	(287)	(72)

Non-GAAP net income	$11,695	$12,808	$40,802	$26,873

Net income per diluted share:
Net income - GAAP	$0.27	$0.34	$1.17	$0.69
Total non-GAAP adjustments	0.03	0.00	(0.12)	0.03

Non-GAAP net income per diluted share	$0.30	$0.34	$1.05	$0.72

(In millions)	Range
Expected 2011 Sales:
Expected Newport sales for 2011 - GAAP	$544	$549
Estimated 2011 sales of Ophir prior to the closing date	91	91
2011 sales of High Q prior to the closing date	15	15

Expected Newport non-GAAP sales for 2011 including Ophir and High Q for the full year of 2011	$650	$655

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

	October 1,	January 1,
(In thousands)	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$209,362	$90,992
Marketable securities	7,741	109,192
Accounts receivable, net	77,035	84,238
Notes receivable, net	1,606	3,313
Inventories, net	97,447	84,508
Deferred income taxes	9,795	9,424
Prepaid expenses and other current assets	12,214	10,362

Total current assets	415,200	392,029
Property and equipment, net	46,558	46,160
Goodwill	75,749	69,322
Deferred income taxes	2,139	3,493
Intangible assets, net	33,250	24,990
Investments and other assets	24,388	20,396

	$597,284	$556,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, net	$133,937	$12,468
Accounts payable	23,966	31,691
Accrued payroll and related expenses	25,292	30,804
Accrued expenses and other current liabilities	34,192	28,416

Total current liabilities	217,387	103,379
Long-term debt, net	6,923	122,042
Obligations under capital leases, less current portion	848	979
Accrued pension liabilities	14,142	13,279
Other liabilities	21,618	21,252
Stockholders’ equity	336,366	295,459

	$597,284	$556,390